EXHIBIT 10.3
August 8, 2022

Roger Adsett
Chief Operating Officer
5 Swallow Hill Road
Greenville, DE 19807

RE: Employment Agreement

Dear Roger,

Insmed Incorporated (“Insmed”) and you are parties to the Amended and Restated Employment Agreement, dated April 1, 2022 (the “Agreement”). All capitalized terms not otherwise defined in this letter agreement shall have the meanings ascribed to such terms in the Agreement. The Agreement defines “Good Reason” and includes the following as the last sentence:

“For purposes of this Agreement, Good Reason shall not be deemed to exist unless the Executive’s termination of employment for Good Reason occurs within six months following the initial existence of one of the conditions specified in clauses (i) through (v) above, the Executive provides Insmed with written notice of the existence of such condition within 90 days after the initial existence of the condition, and Insmed fails to remedy the condition within 30 days after its receipt of such notice.”

On May 23, 2022, Insmed announced organizational changes that could qualify as Good Reason under the Agreement. In consideration for your continued dedication and commitment as Insmed implements these organizational changes, the definition of Good Reason in the Agreement, as applied to such organizational changes, shall be amended by replacing the reference to “six months” with “twelve months,” such that you will have until May 22, 2023 to terminate for Good Reason on the basis of such organizational changes. For the avoidance of doubt, your ability to terminate for Good Reason on the basis of such organizational changes remains conditioned upon your satisfaction of the requirement to provide Insmed with written notice of the existence of such condition within 90 days after the initial existence of the condition and upon Insmed’s failure to remedy the condition within 30 days after its receipt of such notice.

The amendment to the definition of Good Reason in the Agreement that is described in this letter agreement shall apply only with respect to the organizational changes announced on May 23, 2022. The original definition of Good Reason in the Agreement (without giving effect to the amendment described in this letter agreement) continues to apply to any other occurrence constituting Good Reason. Except as modified by this letter agreement, the Agreement remains unchanged and in full force and effect.

Please acknowledge your agreement to these changes by signing below and returning a copy for our records.

Sincerely,

INSMED INCORPORATED

By:/s/ William H. Lewis
William H. Lewis
Chair and CEO

ACKNOWLEDGED AND AGREED:

/s/ Roger Adsett
Roger Adsett
2